Exhibit 4.14

SHARE PURCHASE AGREEMENT

***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

This share purchase agreement (the “Agreement”) dated April 6, 2017 (the “Execution Date”) is entered into by and between:

(i)            Aeropuerto de Cancún S.A. de C.V., stock corporation with variable capital, validly incorporated and existing pursuant to the laws of Mexico, having its main domicile in Carretera Cancún Chetumal Km 22, Quintana Roo CP. 77565, represented herein by Adolfo Castro, of legal age, identified with passport No. G22903428 of the United States of Mexico, acting in his capacity as authorized representative as it appears in the document enclosed hereto as Schedule A (the “Purchaser”);

(ii)           Supertiendas y Drogerías Olímpica S.A., a stock corporation, validly incorporated and existing pursuant to the laws of Colombia, having its main domicile in the city of Barranquilla, identified with tax identification number 890107487-3, represented herein by José Manuel Carbonell Gómez, of legal age, identified with citizenship card number 3.744.773, acting in his capacity as alternate to the chairman, as it appears in the document enclosed hereto as Schedule B (the “Seller”);

Purchaser and Seller hereinafter shall be referred to collectively as the “Parties” and individually, each, a “Party”.

This Agreement shall be governed by the clauses set forth below and in matters not contained therein, by the applicable law, provided the following:

RECITALS

WHEREAS as of the Closing Date, Seller shall be the holder of 287.258 ordinary, subscribed and outstanding shares (the “Shares”) that represent 45.275% of the subscribed and outstanding capital of Aeropuertos de Oriente S.A.S., a simplified stock corporation, validly incorporated and existing pursuant to the laws of the Republic of Colombia, having its main domicile in the city of Santa Marta (“Aeroriente”);

WHEREAS as of the Execution Date, Seller is the usufructuary of four thousand one hundred twenty-two (4.122) ordinary shares that represent 0.65% of the subscribed and outstanding capital of Aeroriente (the “Usufruct Shares”);

WHEREAS, as of the Closing Date, Seller shall have acquired all rights inherent to the Usufruct Shares (the “Usufruct Consolidation”);

[Initialized]	[Initialized]

WHEREAS as of the Execution Date, Seller owes to Aeroriente [***](1) (the “Owed Amount”);

WHEREAS Aeroriente is the awardee of concession agreement No. 10000078-OK-2010 entered into between the Unidad Administrativa Especial de Aeronautica Civil (subsequently subrogated to the Agencia Nacional de Infraestructura (“ANI” for its acronym in Spanish) in furtherance with Decree Law 4164 of 2011) as grantor (the “Grantor”) and Aeroriente, as concessionaire, including any amendment, appendix, schedule thereto, its terms of reference with any addenda and schedule thereto, and any other document that pursuant to such agreement and the applicable law make part thereof (the “Aeroriente Concession Agreement”);

WHEREAS, the purpose of the Aeroriente Concession Agreement is to develop the Aeroriente project, being understood as a set comprised by all activities, services, goods, undertakings and rights necessary for the modernization, operation, commercial exploitation, maintenance and management of the airports Alfonso Lopez Pumarejo, Almirante Padilla, Camilo Daza, Palonegro, Simon Bolivar, Yaruguies and in general, for the performance of the Aeroriente Concession Agreement (“Aeroriente Project”);

WHEREAS, Seller has the intention to sell the Shares to Purchaser, and Purchaser has the intention to acquire the Shares and the Additional Shares (as defined below);

WHEREAS, concurrently with the execution of this Agreement, Purchaser executes a share purchase agreement with (i) Seller, (ii) Portales Urbanos S.A. and (iii) Sociedad Colombiana de Inversiones Comerciales S.A., as sellers in respect of the purchase of 32.000.000 subscribed and outstanding shares that represent, in the aggregate, 32% of the subscribed and outstanding capital of Sociedad Operadora de Aeropuertos Centro Norte S.A. (“Olimpica Share Purchse Agreement in Respect of Airplan”);

WHEREAS, concurrently with the execution of this Agreement, Purchaser executes a share purchase agreement with Fiduciaria Bancolombia S.A., Sociedad Fiduciaria, management company of the private equity fund Nexus Infraestructura I F.C.P. and Nexus Infraestructura S.A.S., in their capacity as sellers, in respect of the purchase of 287.258 subscribed and outstanding shares that represent, in the aggregate, 45.275% of the subscribed and outstanding capital of Sociedad Aeropuertos de Oriente S.A.S. (“Nexus Share Purchase Agreement in Respect of Aeroriente”);

WHEREAS, concurrently with the execution of this Agreement, Purchaser executes a share purchase agreement with Fiduciaria Bancolombia S.A., Sociedad Fiduciaria, management company of the private equity fund Nexus Infraestructura I F.C.P., in its capacity as seller, in respect of the purchase of 29.000.000 subscribed and outstanding shares that represent, in the aggregate, 29% of the subscribed and outstanding capital of Sociedad Operadora de Aeropuertos Centro Norte S.A. (“Nexus Share Purchase Agreement

(1)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

in Respect of Airplan”, and collectively with the Olimpica Share Purchase Agreement in Respect of Airplan, “Airplan Share Purchase Agreements”);

NOW, THEREFORE, in consideration to the recitals, declarations, representations and provisions contained herein, and with the intention to be legally bound by virtue of the execution hereof, Purchaser and Seller agree:

Article I.               SALE AND PURCHASE OF AERORIENTE SHARES

Section 1.01          Sale and Purchase of Shares

(a)           Subject to the satisfaction of the conditions set forth in Article II, at the Closing Date, Seller undertakes to sell to Purchaser, and Purchaser undertakes to purchase from Seller the Shares (the “Transaction”), in the amounts listed in the following chart. For such purposes, (a) at the Closing Date Seller shall transfer its property over the Aeroriente Shares to Purchaser, free and clear of any encumbrance, and (b) Purchaser shall pay the Purchase Price in the terms set forth in Section 1.02.

Shareholder/Seller	Interest	Share Certificates	No. of Shares
Seller	45.275%	1	287.258
		15
		10
		14
		18
		20
		23
		27
		30
		33
		36
		39
		43

(b)           The Shares are transferred with all rights that are inherent thereto.

Section 1.02          Purchase Price of the Shares

[***](2)

Article II.              CLOSING

Section 2.01          Closing

The sale and purchase that is the purpose of this Agreement shall be consummated by the transfer of the Shares and the Additional Shares by Seller to Purchaser, and the

(2)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

payment of the Purchase Price by Purchaser to Seller (the “Closing”). The Closing shall occur at 10:00 am (Time of the Republic of Colombia), in the offices of Brigard & Urrutia Abogados S.A.S. located at Calle 70a No. 4-41 in Bogota, D.C., Colombia, on the date corresponding to the fifth business days following the date of satisfaction or waiver, by the party entitled to do so, of all the Conditions Precedent (as defined below) to Closing set forth in Section 2.02 (the “Closing Date”) and, in any case, at the latest, on the date that corresponds to six (6) months counted as from the Execution Date (the “Drop Dead Date”), which date may be mutually modified by the Parties.

Section 2.02          Conditions Precedent to Closing

(a)           The obligation of the Parties to Close shall be subject to the satisfaction, on or before the Closing Date, of each and all of the following conditions precedent (the “Conditions Precedent”), any of which may be waived in writing by the Party in whose favor such Condition Precedent shall be satisfied, or by the mutual written agreement of the Parties:

(i)            The representations and warranties of both Parties set forth in this Agreement shall be true and correct as of the Closing Date, except for those that expressly refer to another date, in which case shall be true and correct as of that other date.

(ii)            The consent, authorization and approval of the Grantor (collectively, the “Authorizations of the Grantor”) have been obtained, as granting entities of the Aeroriente Concession Agreement, for the purchase of the Shares and the Additional Shares by Purchaser, under the understanding that Seller undertakes to make its best commercially reasonable efforts in order for Purchaser to obtain such approval and for Seller to obtain the Authorization of the Banks (as defined below).

(iii)           The necessary authorizations have been obtained from the banks financing the Aeroriente Project, pursuant to the provisions set forth in the syndicated loan agreement entered into between Aeroriente and the Creditors (as said term is defined in such agreement) dated May 13, 2015, as amended from time to time (the “Authorization of the Banks”).

(iv)          The Closing (as such term is defined in the respective agreements) under (A) the Airplan Share Purchase Agreements and (B) Nexus Share Purchase Agreement in Respect of Aeroriente, shall occur concurrently with the Closing under this Agreement.

(v)           On the date and time of the Closing, one of the following events shall have occurred: (1) the corporate bylaws of Aeroriente shall have been amended so as to remove therefrom the preemptive right in the negotiation of shares in respect of any transfer of Aeroriente shares in favor of Purchaser or (2) all owners of Aeroriente shares other than the Shares and the Additional Shares shall have waived their preemptive right in the negotiation of shares contained in the corporate bylaws of Aeroriente in favor of the acquisition of the Shares and the Additional

Shares by Purchaser. For such purpose, Seller undertakes to adopt all necessary measures within the scope of its rights as shareholder of Aeroriente, to cause the above amendment to the bylaws to be adopted on the date and time of the Closing, or to request from the other shareholders the above waiver to their preemptive right in the negotiation of shares.

(b)           In the event that, for any reason, any Authorization of the Grantor of the Aeroriente Concessionaire Agreement and/or the Authorization of the Banks for the acquisition of the Shares and the Additional Shares are not obtained, the Parties shall negotiate in good faith and make their best efforts to determine the terms and conditions under which the Transaction will be consummated, provided that this is permitted under the applicable law and the Aeroriente Concession Agreement, and that the Parties reach a mutually satisfactory agreement without exceeding the term of one (1) month as from the date in which the deed that definitely rejects any of the above authorizations is received (the “Term”).

Section 2.03          Actions and Deliverables of Seller and Purchaser at the Closing Date

(a)           On the Closing Date, Seller and Purchaser shall carry out the following actions:

(i)             Seller shall deliver to Purchaser or an appointee thereof, the certificates for the Shares and the Additional Shares duly endorsed in favor of Purchaser or an appointee thereof (that in any case shall meet what has been indicated in the Authorization of the Guarantor and the Authorizations of the Banks);

(ii)            Seller shall deliver to the legal representative of Aeroriente a communication stating that the Shares and the Additional Shares have been sold to Purchaser, evidencing that the transfer of said Shares and Additional Shares meets the bylaws of Aeroriente and the applicable laws, requesting the recording of the transfer in the shareholders registry ledger of Aeroriente, and requesting the cancellation of the certificates of the Shares and the Additional Shares currently under the name of Seller, and the subsequent issuance of the new certificates for the Shares and the Additional Shares in favor of Purchaser.

(iii)           Seller shall deliver to Purchaser, three (3) business days prior to the Closing Date, at the latest, a certificate substantially in the terms of Schedule E, executed by the legal representative and the fiscal auditor of Aeroriente, certifying the amount to be paid by Purchaser to Seller as an increase to the Purchase Price pursuant to the provisions set forth in Section 1.02. Such certificate shall indicate the Amount Owed that has been effectively paid, the number of Additional Shares, the amount paid by Seller for said Additional Shares and the amount of the Additional Shares pending payment.

(iv)          Seller shall cause the legal representative of Aeroriente to deliver to Purchaser or an appointee thereof, a copy of the shareholders registry ledger of

Aeroriente evidencing the sale and recording of the Shares and Additional Shares in favor of Purchaser.

(v)           Seller shall cause the legal representative of Aeroriente to deliver to Purchaser or an appointee thereof, the share certificates representing the Shares and the Additional Shares, issued in favor of Purchaser.

(vi)          Purchaser shall pay the Purchase Price in the terms of Section 1.02.

Section 2.04          Simultaneous Closing

Except as otherwise expressly agreed by the Parties, all actions and deeds described in (i) Sections 2.02 and 2.03 of this Agreement; (ii) Sections 2.02 and 2.03 of the Airplan Share Purchase Agreements in respect of the closing of the transactions agreed thereunder; and (iii) Sections 2.02 and 2.03 of the Nexus Share Purchase Agreement in Respect of Aeroriente, in connection with the closing of the transactions contemplated under said agreements, including the execution and delivery of documents thereunder, and the above deeds, shall be deemed as a sole and exclusive closing and therefore, none of said deeds or activities shall be deemed consummated or satisfied, nor the documents delivered, unless each one of them have been consummated, satisfied and delivered in the Closing Date, and such failure of the Closing to occur shall not release either Party from any liability for any breach of this Agreement. This Section 2.04 has no intention to produce, and does not produce, any several liability whatsoever in respect of the obligations of the Seller of this Agreement nor of the Seller of the Aeropuertos de Oriente Share Purchase Agreements and the Olimpica Share Purchase Agreement in Respect of Aeroriente.

Article III.            REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that as of the Execution Date and on the Closing Date:

Section 3.01          Organization of Aeroriente

Aeroriente is a company duly incorporated and validly existing under the applicable laws of the Republic of Colombian, and has full powers to conduct its business as currently conducted. Aeroriente is not immersed in an event of insolvency, default in payments, bankruptcy, and is not a party to any insolvency proceeding, or to any proceeding of reorganization and restructuring in favor of its creditors.

Section 3.02          Organization and Authority of Seller

(a)           Seller (i) is a legal entity duly incorporated and validly existing under the applicable laws of the Republic of Colombia; (ii) has and will have full authority, and has obtained all necessary authorizations pursuant to its bylaws and has no restriction whatsoever to perform the obligations and undertakings contained in this Agreement; (iii) has the legal capacity to perform the Aeroriente Project in its capacity as shareholder of Aeroriente; (iv) is not immersed in an event of insolvency, default in payments, bankruptcy, and is not a party to any insolvency proceeding, or of any proceeding of reorganization and restructuring in favor of its creditors.

(b)           In the Execution Date and on the Closing Date, Seller has and will have (as applicable) full authority, and has obtained and will obtain (as applicable) all necessary bylaws and corporate authorizations to enter into this Agreement, and to perform its obligations and undertakings; to enter into and cause the entering into any agreement and undertaking that relate to this Agreement, and to fulfill any filing or procedure and to carry out any necessary activity being related thereto, or to consummate the Closing. The execution of this agreement fully meets the bylaws of Aeroriente and of the Seller, and the corresponding corporate body of Seller has expressly authorized it. This Agreement produces clear, express, lawful, valid and fully binding obligations for Seller, and such are enforceable against it in the terms of this Agreement.

Section 3.03          No conflicts

The execution of this Agreement by Seller and the performance of the undertakings, obligations and covenants contained in this Agreement by Seller, as well as the consummation of the operations and transactions contemplated in this Agreement by Seller, do not:

(a)           Conflict with or result in the violation or breach of the terms, conditions or provisions of the bylaws of Aeroriente and/or the rules of operation of Seller, as applicable, assuming that the terms of the preemptive right in the negotiation of shares set forth in article 13 of the bylaws of Aeroriente are observed;

(b)           Conflict with or result in the violation or breach of any term or provision of any law governing Aeroriente and/or Seller; nor

(c)           Result in (i) a breach of any material contract or deed to which Aeroriente and/or Seller are a party; (ii) the acceleration of any material obligation of Aeroriente and/or Seller in relation to this Agreement and/or any change or detriment of any right, contained in any contract being material to this Agreement to which any of the latter is a party thereto, (iii) a cause for termination under any contract being material to this Agreement to which Seller or Aeroriente are a party, nor (iv) the imposition of an encumbrance over the assets of Seller or Aeroriente that are material to this Agreement.

Seller has carried out or obtained, as applicable, all actions, permits and third party consents that are necessary or applicable in respect to Seller for the execution of this Agreement and, except for the (i) Authorization of the Banks; (ii) Authorization of the Grantor; (iii) Usufruct Consolidation; (iv) waiver to the preemptive right in the negotiation of shares set forth in the bylaws of Aeroriente by the remaining shareholders of Aeroriente in favor of Purchaser to acquire the Shares and the Additional Shares, pursuant to the provisions set forth in this Agreement, and (v) any other authorization required based on the manner in which Purchaser has structured the acquisition of the Shares, the Additional Shares and the other shares of Aeroriente owned by other shareholders thereof, no permit nor third party consent is required in respect of Seller in order for Seller to meet this Agreement and the obligations contained therein.

Section 3.04          Capitalization

(a)           The authorized capital of Aeroriente amounts to seventy billion Colombian pesos (COP70.000.000.000), divided in seven hundred thousand (700.000) ordinary shares, of par value of one hundred thousand Colombian pesos (COP100.000) per share. The subscribed capital of Aeroriente amounts to sixty three billion four hundred forty-six million eight hundred thousand Colombian pesos (COP63.446.800.000), divided in six hundred thirty-four thousand four hundred sixty-eight (634.468) ordinary subscribed and outstanding shares, of par value of one hundred thousand Colombian pesos (COP100.000) per share, from which the Shares represent 45.275% of the ordinary subscribed and outstanding shares of Aeroriente. The paid-in capital of Aeroriente amounts to fifty-nine billions nine hundred ninety-five millions two hundred thousand pesos (COP59.995.200.000).

Section 3.05          Title over Usufruct

As of the Execution Date, Seller is the Usufructuary of four thousand one hundred twenty-two (4.122) ordinary shares that represent 0.65% of the subscribed and outstanding capital of Aeroriente (the “Shares under Usufruct”).

Section 3.06          Ownership of the Shares and the Additional Shares

(a)           As of the Execution Date Seller is the owner of two hundred eighty-three thousand, one hundred thirty-six (283.136) ordinary shares that represent 44.6% of the subscribed capital of Aeroriente.

(b)           The Shares have been duly authorized, issued, placed and subscribed, and fully paid, except for the Owed Amount. As of the Closing Date, the Additional Shares shall have been duly authorized, issued, placed and subscribed. As of the Closing Date, Seller shall have completed the Usufruct Consolidation and shall have acquired the Additional Shares in compliance with the applicable law and the bylaws, and shall be the holder of all the Shares that appear beside its name, pursuant to the provisions set forth in Section 1.01(a), and of the Additional Shares, free and clear of any encumbrance except for the restrictions on the transfer of the Shares and the Additional Shares set forth in the Aeroriente Concession Agreement and in the bylaws of Aeroriente. For the avoidance of doubt, as of the Closing Date, Seller shall be the owner of the Shares and the Additional Shares, including, without being limited to, any right inherent thereto and without any restriction whatsoever, except for the restrictions on the transfer of the Shares and the Additional Shares set forth in the Aeroriente Concession Agreement and in the bylaws of Aeroriente.

(c)           Except as expressly provided for in this Agreement, Aeroriente has not issued, and Aeroriente and Seller are not a party to, as applicable (i) shares or other types of interests granting financial rights over the capital of Aeroriente or voting rights; (ii) securities or negotiable instruments that can be converted or exchanged for stock or for rights granting financial rights over the capital of Aeroriente or voting rights; (iii) options or other rights, agreements or undertakings of any type that allow their holders to acquire Aeroriente shares or other voting rights or interests in the capital, or securities or negotiable instruments that can be converted or exchanged for shares or other voting rights or interests in the capital.

(d)           As of the Execution Date, the financial statements of Aeroriente have no record of any advanced payment for future capitalizations, or any other liability whose debtor is Aeroriente and whose creditor is Seller.

Article IV.            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that at the Execution Date and on the Closing Date:

Section 4.01          Organization and Authority

(a)           Purchaser has the capacity and powers necessary to enter into this Agreement and to fulfill the obligations that derive therefrom.

(b)           Purchaser has the corporate and legal powers necessary to enter into and perform the Agreement.

(c)           The execution of this Agreement by Purchaser and the performance of the undertakings, obligations and covenants contained in this Agreement by Purchaser, as well as the consummation of the operations and transactions contemplated in this Agreement, do not:

(i)            Conflict with or result in the violation of, or will be deemed a breach of: (i) the provisions contained in this Agreement, (ii) its bylaws or (iii) the applicable law; nor

(ii)           Conflict with or result in the violation of, or will be deemed a breach of, any term or provision of any order by a governmental authority applicable to Purchaser.

Section 4.02          Availability of Funds

Purchaser has and will have at the Execution Date and at the Closing Date (as applicable) the funds available and necessary to pay the Purchase Price.

Section 4.03          Fulfillment of the requirements of the Aeroriente Concession Agreement

Purchaser represents and warrants that it knows and meets the corresponding requirements (legal, financial and/or experience requirements) that shall be accredited to obtain the Authorization of the Grantor for the transfer of the Shares and the Additional Shares in its favor, in the terms and with the scope contained in the Aeroriente Concession

Agreement, and undertakes to timely deliver any documentation that supports the compliance with said requirements, that is reasonably requested by the Grantor and/or the financing banks in order to obtain the Authorization of the Banks, and to provide the commercially reasonable assistance that Seller may reasonably request to carry out the pertinent procedures with the purpose of obtaining the relevant authorizations.

Section 4.04          No conflict

Except for the Authorization of the Grantor and the Authorizations of the Banks, Purchaser is not required and will not be required to obtain any consent, waiver, approval, order, license, authorization, permit, nor any other action, filing or notice before any governmental authority, nor will result in breach of any term or provision of an order of any governmental authority applicable to Purchaser.

Article V               ADDITIONAL OBLIGATIONS OF THE PARTIES

Section 5.01          Confidentiality

(a)           The Parties undertake to keep strict confidentiality and therefore to refrain from disclosing the content of this Agreement and the Confidential Information (as defined below). The legal, tax, financial, commercial and accounting information and, in general, any information relating to Aeroriente and the operations thereof, and any information of a confidential nature or being related to Aeroriente or its activities, including, without limitation, the practices, procedures, methods, specialized knowledge, know-how, commercial and industrial secrets, data, software, records and specifications, lists of vendors, lists of clients, lists of distributors, client relationships and client information, acquisition and investment strategies, information on personnel, sales, analysis and forecasts, technical specifications, sales or financing procedures or methods, operating procedures, strategic marketing plans and financial operations and methods, information subject to client-attorney privilege or produced by attorneys, and any other information relating to Aeroriente or its activities, labeled in any manner as “confidential” shall be deemed to be confidential information (“Confidential Information”).

(b)           In consequence, the Parties agree not to disclose Confidential Information to third parties, investing therein the same level of care usually invested in protecting their own information of equivalent significance, being the following the only exceptions to this principle that will allow the Parties to disclose or use the Confidential Information: (i) whenever it is so required by law or by an order from a competent authority; (ii) when it shall be made available to their officers, directors, employees, agents, professional advisors in connection with the subject matters treated herein, in which case, the Party disclosing such information shall inform the other Party, in detail, the name of said officer, director, employee, agent or professional advisor, his or her position, the company to which he or her is engaged and the reason why the Confidential Information was disclosed thereto, as well as it shall demand that each such person enters into a non disclosure agreement in equal terms to those set forth herein, in favor of both Parties; (iii) when the Parties obtain the Confidential Information by their own means without breaching the provisions set forth herein, or when such is disclosed to them by third parties who, in turn, were not required to keep it confidential; and (iv) when the Confidential Information becomes of public domain, and such event does not result from actions or omissions that are attributable to either Party and which constitute a breach to this Agreement. Notwithstanding the foregoing, in any event listed under (i) to (iv) above, the Parties agree to inform to the addressee of the Confidential Information about the obligations that derive from this Agreement.

(c)           These confidentiality obligations shall remain in full force and effect during the term of this Agreement and during 5 more years counted as from the Closing Date.

(d)           Without limiting the foregoing, Seller represents that it has knowledge of and understands that Purchaser is subject to obligations to disclose relevant information to the public, given its nature of security issuer in stock exchange markets outside the Colombian territory. In consequence, the Parties acknowledge and agree that Purchaser, directly or through its affiliated companies, may disclose to the public the parts of the information of this Agreement, and of the terms of negotiation thereof, that are strictly necessary to fulfill its legal and regulatory obligations as a security issuer.

(e)           Any and each press communication or publication mentioning any business contained in this Agreement and to be released by either Party (except for those made by virtue of the fulfillment of applicable regulations pursuant to the provisions set forth under item (d) above) shall be previously discussed between the Parties, who shall reach an agreement on their release in order for such communications to be made.

Section 5.02          Expenses; Taxes

Any cost and expense incurred in relation to this Agreement shall be borne by the Party incurring in said cost and expense. Any expenses and taxes incurred for the execution, performance or termination of this Agreement shall be borne by the Party responsible to assume such obligations, pursuant to the provisions set forth by the applicable law in respect of each tax.

Article VI.            TERMINATION

Section 6.01          Termination

This Agreement may be terminated:

(a)           At any moment prior to the Closing Date, by the mutual and written agreement of the Parties;

(b)           By the affected Party, at any moment before the Closing Date, if the representations and warranties of the other Party contained in this Agreement are false or incorrect as of the Closing Date, provided that the error or omission is not cured by the other non-affected Party within the ten business days following the date of the notice served by the affected Party; and

(c)           By either Party, if any applicable law or decision from a governmental authority prohibits the performance of this Agreement.

(d)           Immediately, without having to be declared by the Parties, in the event that Closing has not occurred, at the latest, on the Drop Dead Date.

Section 6.02          Effects of Termination

If this Agreement is terminated pursuant to Section 6.01 (including the termination deriving from the failure to satisfy the conditions precedent set forth in this Agreement), the Agreement shall be deemed solved and it shall produce no effect whatsoever, and no liability will result against either Party (or their respective managers, executives, employees, shareholders, affiliates, agents, representatives or advisors) and in favor of the other Party, provided that, such termination shall not release either Party from their liability deriving from any breach of this agreement or for misrepresentation or inaccuracy in any representation made under this Agreement. For the avoidance of doubt, the termination of this agreement resulting from the failure to satisfy any condition precedent set forth in Section 2.02 of this Agreement shall not entitle any indemnification for damages or any other type of claim or compensation among the Parties, except if the unsatisfied condition was not satisfied due to facts attributable to the negligence and/or willful misconduct of either Party. The provisions set forth in this Section 6.02 and in Sections 5.01 (Confidentiality), Section 7.01 (Dispute Resolution), Section 8.01 (Notices) and Section 8.03 (Governing Law), shall survive the termination of this Agreement, pursuant to the provisions set forth in Section 6.01.

Section 6.03          Waivers of the Parties

(a)           The Parties acknowledge and accept that subject to the satisfaction or waiver of the conditions precedent set forth in this Agreement, the transactions agreed in this Agreement constitute a final sale of the Shares and of the Additional Shares, and therefore expressly waive any right to rescind this Agreement, including any resolutory condition.

(b)           The Parties expressly waive their right to file any claim or lawsuit against the other Party deriving from the execution and delivery of this Agreement, except for the claims that derive from bad faith or for the breach by any Party to its obligations under this Agreement, and/or for any misrepresentation or inaccuracy in the representations and warranties expressly contained in Article III and Article IV of this Agreement, as applicable.

Article VII.           DISPUTE RESOLUTION

Section 7.01          Dispute Resolution

(a)           Any disagreement, dispute or controversy deriving from this Agreement or being related hereto, except for the judicial collection of obligations, shall be solved by an Arbitration Tribunal before the Center of Arbitration and Settlement of the Chamber of Commerce of Bogota (the “Center”), pursuant to the provisions set forth in Law 1563 of 2012, and other regulations that modify and/or supplement it, except when modified by this clause.

(b)           The tribunal shall be composed of three (3) arbitrators to be mutually designated by the Parties. If this is not possible, the arbitrators shall be designated by the Center from the A list thereof, upon request of either Party. In case no arbitrator of the A list may act as such in this proceeding, they shall be designated by the Center from the general list of arbitrators thereof, under the understanding that in both cases, only those having experience in international merger and acquisition transactions can be designated as arbitrators.

(c)           The seat of the arbitration shall be the city of Bogota, Colombia, and the language of the arbitration shall be Spanish.

(d)           The Tribunal shall rule in law, and the award shall be final and binding for the Parties.

(e)           The award shall be subject to the remedies at law, before any court having competence for such effect.

(f)            When accepting their designation, the arbitrators shall represent to the Parties in writing that they are independent and impartial to act as arbitrators of the dispute or controversy.

(g)           The addresses contained in this Agreement shall be considered for purposes of serving any applicable notice. The matters not regulated herein shall be governed by the applicable Colombian regulations.

Article VIII.         GENERAL PROVISIONS

Section 8.01          Notices

Any notice and other communications that shall be served pursuant to this Agreement shall be made in writing and will be deemed made (i) when delivered in person or via courier, with proof of receipt, (ii) on the fourth day following the date it was sent, if made via certified mail with proof of receipt, or (iii) on the date transmitted, if sent via fax or via e-mail during normal business hours, or on the day following its transmission, if sent outside of business hours, to the parties to the following addresses or fax numbers or e-mails (or to the addresses or fax numbers indicated by a party by means of a notice sent to the other party pursuant to this provision):

if to Seller,

Attention: Jose Manuel Carbonell
Telephone: +575 371 0227
Address: Calle 53 No. 46-192, Barranquilla, Colombia
E-mail: jcarbonell@olimpica.com.co

if to Purchaser

Attention: Adolfo Castro
Telephone: +52 55 5284 0408
Address: Bosque de Alisos 47A Cuarto Piso, Bosques de las Lomas, Mexico D.F. CP
05120
E-mail: acastro@asur.com.mx

or any other e-mail or fax number subsequently specified by the Parties for such purpose by means of a notice sent to the other Parties to this Agreement. Any letter, notice, request or other communication shall be deemed delivered on the date it is received by the addressee thereof, if received before 5:00PM in the place of receipt and if said date is a business day. Otherwise, any letter, notice, request or other communication shall be deemed not delivered until the next business day in the place of receipt.

Section 8.02          Waivers

No failure or delay of either Party in its exercise of any right, power or privilege under this Agreement shall operate as a waiver thereof, and no individual or partial exercise thereof shall preclude any other or further exercise thereof, nor the exercise of any other right, power or privilege.

Section 8.03          Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Republic of Colombia.

Section 8.04          Entire Agreement

This Agreement, together with the Schedules thereto, constitute the entire agreement between the Parties in respect of the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the Parties in respect of the subject matter hereof.

Section 8.05          Assignment

This Agreement, and the rights and obligations that derive therefrom, may not be assigned, in whole or in part, by Seller nor by Purchaser, without the prior and written consent of the other Party.

Section 8.06          Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

Section 8.07          Severability

If any term, provision, covenant or restriction of this Agreement is rendered invalid, null or unconstitutional by a court of competent jurisdiction or by another authority, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner whatsoever, provided that the financial and legal essence of the transactions contemplated herein does not result substantially adversely affected against either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, so that the transactions contemplated hereby be consummated as originally contemplated, to the fullest extent possible.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers or authorized representatives in the city of Bogota, on the 6th day of April of 2017.

Seller

[Signed]

Name: Jose Manuel Carbonell Gomez

Position: Alternate Chairman

[SELLER SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers or authorized representatives in the city of Bogota, on the 6th day of April of 2017.

Purchaser

[Signed]

Name: Adolfo Castro Rivas

Position: Authorized Representative

[PURCHASER SIGNATURE PAGE]